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                                                                      Exhibit 10
MEMORANDUM OF UNDERSTANDING


                  This MEMORANDUM OF UNDERSTANDING is entered into as of August 18, 1998 among the plaintiff ("Plaintiff") in the Action (as defined herein), and DeCrane Aircraft Holdings, Inc. ("DeCrane"), members of DeCrane's Board of Directors (including directors constituting the special committee ("Special Committee")), Donaldson Lufkin Jenrette, Inc. ("DLJ") and DeCrane Acquisition Co. ("DeCrane Acquisition") (collectively, "Defendants") by the undersigned attorneys. Except as otherwise stated in this Memorandum of Understanding, capitalized terms herein have the meaning given them in the Agreement and Plan of Merger dated as of July 16, 1998 among DeCrane and DeCrane Acquisition (the "Merger Agreement").

                  WHEREAS, there is now pending an action in the Court of Chancery of the State of Delaware, styled Taam Associates, Inc.
v. DeCrane, et al., C.A. No. 16551-NC ("the Action "); and

                  WHEREAS, the Action was filed as a putative class action on behalf of the public holders of DeCrane common stock, relating to the proposed merger (the "Transaction") of DeCrane into DeCrane Acquisition, as set forth in the Merger Agreement; and

                  WHEREAS, the Action names as defendants DeCrane, DLJ, DeCrane Acquisition, and individual members of the DeCrane Board of Directors; and

                  WHEREAS, the Action seeks declaratory and injunctive relief, monetary damages and/or rescission with respect to the Transaction based upon the allegation, inter alia, that the conduct of the members of the DeCrane Board of Directors in connection with the Transaction constitutes a breach of their fiduciary duties, aided and abetted by DLJ; and

                  WHEREAS, the defendants deny that they have committed or have attempted to commit any violation of law or breach of duty, including breach of any duty to DeCrane shareholders, or have otherwise acted in any improper manner; and

                  WHEREAS, following document production and arms-length negotiations between the parties, counsel for the parties have reached an agreement in principle providing for the proposed settlement of the Action on the terms and conditions set forth below (the "Settlement"); and

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                  WHEREAS, counsel for the parties believe that the proposed
Settlement is in the best interests of the public shareholders of DeCrane;

                  NOW THEREFORE, IT IS HEREBY AGREED IN PRINCIPLE AS
FOLLOWS:

                  1. Principal terms of Settlement. Subject to the additional conditions, terms and limitations described herein, as a result of the bringing of the Action, the parties agree in principle as follows:

                  a. Regardless of whether DeCrane is legally required to do so, DeCrane agrees that it will promptly amend the Schedule 14D-9 dated July 22, 1998 to provide additional disclosure concerning further contacts and negotiations with other potential acquirers of DeCrane.

                  b. DeCrane also agrees that it will promptly amend the
Schedule 14D-9 to provide additional disclosure regarding the financial analyses presented to and considered by the Special Committee in evaluating the Transaction, and the Special Committee's conclusions regarding later assertions by DeCrane's then-chief financial officer relating to the fairness opinion received by DeCrane from its financial advisor.

                  c. DeCrane also agrees that it will promptly amend the
Schedule 14D-9 to provide additional disclosure regarding financial projections disclosed to DLJ or other potential acquirers of DeCrane.

                  d. DeCrane also agrees that it will promptly amend the
Schedule 14D-9 to include information regarding the financial results of DeCrane for the quarter ended June 30, 1998.

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                  e. DeCrane agrees that it will mail the amended Schedule 14D-9 to DeCrane shareholders as soon as practicable.

                  f. Reasonably promptly following the execution of this Memorandum of Understanding by the parties, DeCrane shall publicly disclose the terms of the proposed Settlement set forth herein in a manner deemed reasonable by DeCrane.

                  2. Stipulation of Settlement. The parties to the Action will attempt in good faith to agree upon and execute an appropriate Stipulation of Settlement (the "Stipulation") and such other documentation as may be required in order to obtain Final Court Approval (as defined below) of the Settlement and the dismissal of the Action upon the terms set forth in this Memorandum of Understanding (collectively, the "Settlement Documents"). The Stipulation will expressly provide, inter alia, that Plaintiff will petition the Court for certification of a non-opt out settlement class pursuant to Delaware Court of Chancery Rules 23(b)(1) and (b)(2) of DeCrane shareholders and their successors in interest and transferees, immediate and remote, from July 16, 1998 through and including the Effective Time (as defined in the Merger Agreement) (the "Class"); for entry of a judgment dismissing the Action "with prejudice"; for a complete release and settlement of all claims, whether asserted directly, derivatively or otherwise, against defendants or any of their families, parent entities, affiliates, subsidiaries, predecessors, successors or assigns, and each and all of their respective past, present or future officers, directors, associates, stockholders, controlling persons, representatives, employees, attorneys, financial or investment advisors, consultants, accountants, investment bankers, commercial bankers, engineers, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, personal representatives, estates or administrators, which have been, or could have been, asserted relating to the Transaction or Merger Agreement, the actions of DeCrane, the DeCrane Board (including each member of the DeCrane Board), DLJ or DeCrane Acquisition relating to the Transaction, the related disclosure materials, disclosures, facts and allegations that are or could (insofar as such transactions, disclosures, facts and allegations relate to, or occurred in connection with, the subject matter of the Action) be the subject of the Action; that defendants have denied and continue to deny that they have committed or attempted to commit any violations of law or breaches of duty of any kind; that defendants are entering into the Stipulation solely because the proposed Settlement as described above would eliminate the burden, risk and expense of further litigation, and is in the best interests of DeCrane and all its shareholders; and that any of the defendants shall have the right to withdraw from the

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proposed Settlement in the event that (x) any claims related to the Transaction or the subject matter of the Action (whether direct, derivative or otherwise) are commenced against any person in any court prior to Final Court Approval of the Settlement, and such claims are not dismissed or stayed in contemplation of dismissal or (y) any of the additional conditions set forth in paragraph 4 below shall not have been satisfied. The parties agree to use their good faith efforts to obtain the dismissal or stay in contemplation of dismissal of any action covered by clause (x) in the foregoing sentence and further agree that the defendants shall have the right to withdraw from this Memorandum of Understanding if such efforts do not result in the dismissal or stay in contemplation of dismissal of such an action.

                  3. Notice and Court Approval. Subject to prior Court approval of the Stipulation and the form of the Settlement Documents, the parties to the respective Action will present the Settlement Documents to the Delaware Court of Chancery for approval as soon as practicable following appropriate notice of the proposed Settlement to the DeCrane shareholders as to all claims asserted in the Action by the named Plaintiff and the shareholders of DeCrane on whose behalf the Action was brought, without costs to any party except as provided herein. DeCrane shall pay the costs and expenses related to providing notice of the Settlement to the DeCrane shareholders. As used herein, "Final Court Approval" of the Settlement means that the Delaware Court of Chancery has entered an order approving the Settlement and that such order is finally affirmed on appeal or is no longer subject to appeal and the time for any petition for reargument, appeal or review, by certiorari or otherwise, has expired. Plaintiff's counsel intend to apply to the Delaware Court of Chancery for an award of attorneys' fees and reasonable out-of-pocket disbursements. Subject to the terms and conditions of this Memorandum of Understanding and the contemplated Stipulation of Settlement, Plaintiff's counsel will apply for an award of fees and expenses in an amount not exceeding $375,000, which the defendants and other releasees will not oppose, to be paid by DeCrane to Bernstein Liebhard & Lifshitz, as receiving agent for Plaintiff's counsel within five (5) business days of Final Court Approval of the Settlement.

                  4. Other Conditions. The consummation of the Settlement is subject to: (a) consummation of the Transaction, as contemplated in the Merger Agreement as such may be amended from time to time; (b) the drafting and execution of the Settlement Documents and the other agreements necessary to effectuate the terms of the proposed Settlement; (c) the completion by Plaintiff of appropriate discovery in the Action reasonably satisfactory to Plaintiff's counsel; and (d) Final Court Approval (as defined above) of the Settlement and dismissal of the Action with prejudice and without awarding costs to any party, except as provided herein. This Memorandum of Understanding shall be null and void and of no force and effect if (i) any of these conditions are not met or
(ii) Plaintiff's counsel in the

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Action determine that the Settlement is not fair and reasonable. In such event, this Memorandum of Understanding shall not be deemed to prejudice in any way the positions of the parties with respect to the Action, shall be subject to Rule 408 of the Delaware Rules of Evidence, and shall not entitle any party to recover any costs or expenses incurred in connection with the implementation of this Memorandum of Understanding.

                  5. Interim Stay of the Action. The parties to the Action agree that except as expressly provided herein, the Action shall be stayed pending submission of the proposed Settlement to the Court for its consideration. Plaintiff's counsel agree that the defendants' time to answer or otherwise respond to the amended complaint in the Action is extended without date. Counsel shall enter into such documentation as shall be required to effectuate the foregoing agreements.

                  6. Miscellaneous. (a) This Memorandum of Understanding may be executed in counterparts by any of the signatories hereto and as so executed shall constitute one agreement; (b) this Memorandum of Understanding and the Settlement contemplated by it shall be governed by and construed in accordance with the laws of the State of Delaware without regard to that State's rules concerning conflict of laws; (c) this Memorandum of Understanding shall be binding upon and inure to the benefit of the parties and their respective agents, executors, heirs, successors and assigns, subject to the conditions set forth herein; (d) Plaintiff and its counsel represent and warrant that none of the claims or causes of action asserted in the Action have been assigned, encumbered or in any manner transferred, in whole or in part; (e) except as provided herein, the defendants in the Action shall bear no expenses, costs, damages or fees alleged or incurred by the Plaintiff, any member of the Class or their respective attorneys, experts, advisors, agents or representatives; and
(f) the provisions contained in this Memorandum of Understanding shall not be deemed a presumption, concession or admission by any defendant in the Action of any breach of duty, liability, default or wrongdoing as to any facts or claims alleged or asserted in the Action, or in any other actions or proceedings, and shall not be interpreted, construed, deemed, invoked, offered or received in evidence or otherwise used by any person in the Action or in any other action or proceeding of any nature whatsoever.

ROSENTHAL, MONHAIT, GROSS
& GODDESS, P.A.

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Norman Monhait
Suite 1401, Mellon Bank Center
P.O. Box 1070
Wilmington, DE 19899-1070
(302) 656-4433
Attorneys for Plaintiff

Of Counsel:

BERNSTEIN LIEBHARD & LIFSHITZ
274 Madison Avenue
New York, New York 10016
(212) 779-1414

MORRIS NICHOLS ARSHT & TUNNELL



Alan J. Stone
William J. Lafferty
1201 North Market Street
P.O. Box 1347

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Wilmington, Delaware 19899
(302) 658-9200
                                Attorneys for Defendant DeCrane, R. Jack
                                DeCrane, and R.G. MacDonald

Of Counsel:

SPOLIN & SILVERMAN
100 Wilshire Boulevard
Suite 940
Santa Monica, CA 90401
(310) 576-1221



POTTER ANDERSON & CORROON LLP



Michael D. Goldman
John E. James
Hercules Plaza
P.O. Box 951
Wilmington, Delaware 19899
(302) 984-6000
                                Attorneys for Defendants Paul H. Cascio,
                                Mitchell I. Quain, James R. Bergman, and
                                Jonathan A. Sweemer

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Of Counsel:

STROOCK & STROOCK & LAVAN LLP
180 Maiden Lane
New York, New York 10038-4982
(212) 806-5400


RICHARDS, LAYTON & FINGER, P.A.


Allen M. Terrell, Jr.
Srinivas M. Raju
One Rodney Square
P.O. Box 551
Wilmington, Delaware 19899
(302) 658-6541


Attorneys for Defendants Donaldson Lufkin Jenrette, Inc.
and DeCrane Acquisition Co.

Of Counsel:

DAVIS POLK & WARDWELL 450 Lexington Avenue New York, New York 10017
(212) 450-4000